UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Under Rule 14a-12

PROVIDENT FINANCIAL HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
[X] No fee required.
[   ] Fee paid previously with preliminary materials
[   ] Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

October 26, 2023

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Provident Financial Holdings, Inc. The meeting will be held on Tuesday, November 28, 2023, at 11:00 a.m., local time.  Our 2023 Annual Meeting of Shareholders will be a virtual meeting conducted solely online via live webcast.  The meeting can be attended by visiting https://meetnow.global/MCCSGMD.  To participate in the annual meeting, registered shareholders will need the control number included on their proxy card and all other shareholders will need to follow the instructions that accompanied their proxy materials.  There is no physical location for the annual meeting.

The Notice of Annual Meeting of Shareholders and Proxy Statement appearing on the following pages describe the formal business to be transacted at the meeting.  During the meeting, we will also report on our operations.  Directors and officers will be present to respond to appropriate questions from shareholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting and regardless of the number of shares you own.  To make sure your shares are represented, we urge you to vote promptly.  You may vote your shares via the Internet or a toll-free telephone number, or by completing and mailing the enclosed proxy card.  If you attend the virtual meeting, you may vote even if you have previously submitted your proxy.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Craig G. Blunden

Craig G. Blunden Chairman and Chief Executive Officer

PROVIDENT FINANCIAL HOLDINGS, INC.
3756 Central Avenue
Riverside, California 92506
(951) 686-6060

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On November 28, 2023

Notice is hereby given that the annual meeting of shareholders of Provident Financial Holdings, Inc. will be held on Tuesday, November 28, 2023, at 11:00 a.m., local time, for the following purposes:

Proposal 1.	Election of two directors to each serve for a term of three years and one director to serve for a term of two years;

Proposal 2.	Advisory approval of the compensation of our named executive officers as disclosed in this Proxy Statement;

Proposal 3.	Advisory vote on whether future advisory votes on executive compensation should be held every one, two or three years; and

Proposal 4.	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for Provident Financial Holdings, Inc. for the fiscal year ending June 30, 2024.

We will also consider and act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.  As of the date of this notice, we are not aware of any other business to come before the meeting.

Our 2023 Annual Meeting of Shareholders will be a virtual meeting conducted solely online via live webcast.  The meeting can be attended by visiting https://meetnow.global/MCCSGMD.  To participate in the annual meeting, registered shareholders will need the control number included on their proxy card and all other shareholders will need to follow the instructions that accompanied their proxy materials.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on November 28, 2023.  Our Proxy Statement and Annual Report to Shareholders, are available at http://www.edocumentview.com/prov.  The following materials are available for review:  Proxy Statement; proxy card; and Annual Report to Shareholders.

The Board of Directors has fixed the close of business on October 12, 2023 as the record date for the annual meeting.  This means that shareholders of record at the close of business on that date are entitled to receive notice of, and to vote at, the meeting and any adjournment thereof.  To ensure that your shares are represented at the meeting, please take the time to vote by submitting your vote via the Internet or telephone, or by signing, dating and mailing the enclosed proxy card which is solicited by the Board of Directors.  The proxy will not be used if you attend the virtual annual meeting and vote.  Regardless of the number of shares you own, your vote is very important.  Please act today.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Donavon P. Ternes

DONAVON P. TERNES Secretary

Riverside, California
October 26, 2023

IMPORTANT: Voting promptly will save us the expense of further requests for proxies in order to ensure a quorum.  You may vote via the Internet or by telephone.  Alternatively, a proxy card and self-addressed envelope are enclosed for your convenience.  No postage is required if mailed in the United States.

PROXY STATEMENT
OF
PROVIDENT FINANCIAL HOLDINGS, INC.
3756 CENTRAL AVENUE
RIVERSIDE, CALIFORNIA 92506

ANNUAL MEETING OF SHAREHOLDERS
NOVEMBER 28, 2023

The Board of Directors of Provident Financial Holdings, Inc. is using this Proxy Statement to solicit proxies from our shareholders for use at the annual meeting of shareholders.  We are first mailing this Proxy Statement and the enclosed form of proxy to our shareholders on or about October 26, 2023.

The information provided in this Proxy Statement relates to Provident Financial Holdings, Inc. and its wholly-owned subsidiary, Provident Savings Bank, F.S.B.  Provident Financial Holdings, Inc. may also be referred to as “Provident” and Provident Savings Bank, F.S.B. may also be referred to as “Provident Savings Bank” or the “Bank.”  References to “we,” “us” and “our” refer to Provident and, as the context requires, Provident Savings Bank.

INFORMATION ABOUT THE ANNUAL MEETING

Our annual meeting will be held as follows:

Date:	Tuesday, November 28, 2023
Time:	11:00 a.m., local time
Place:	Virtual meeting at https://meetnow.global/MCCSGMD

Matters to Be Considered at the Annual Meeting

At the meeting, you will be asked to consider and vote upon the following proposals:

Proposal 1.	Election of two directors to each serve for a term of three years and one director to serve for a term of two years.

Proposal 2.	Advisory approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

Proposal 3.	Advisory vote on whether future advisory votes on executive compensation should be held every one, two or three years.

Proposal 4.	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for Provident Financial Holdings, Inc. for the fiscal year ending June 30, 2024.

We also will transact any other business that may properly come before the annual meeting.  As of the date of this Proxy Statement, we are not aware of any other business to be presented for consideration at the annual meeting other than the matters described in this Proxy Statement.

Who Is Entitled to Vote?

We have fixed the close of business on October 12, 2023 as the record date for shareholders entitled to notice of and to vote at our annual meeting.  Only holders of record of Provident’s common stock on that date are entitled to notice of and to vote at the annual meeting.  You are entitled to one vote for each share of Provident common stock you own.  On October 12, 2023, there were 6,989,380 shares of Provident common stock outstanding and entitled to vote at the annual meeting.

How Do I Vote at the Annual Meeting?

Proxies are solicited to provide all shareholders on the voting record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials.  This answer provides voting instructions for shareholders of record.  You are a shareholder of record if your shares of Provident common stock are held in your name.  If you are a beneficial owner of Provident common stock held by a broker, bank or other nominee, please see the instructions below, under “What if My Shares Are Held in Street Name?”

Shares of Provident common stock can only be voted if the shareholder is present virtually or by proxy at the annual meeting.  To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to attend the virtual annual meeting.  You can always change your vote at the meeting if you are a shareholder of record by following the instructions on the proxy card.

Shareholders may vote by proxy via the Internet or a toll-free telephone number, or by mailing a proxy card. Voting instructions are included on your proxy card.  Shares of Provident common stock represented by properly executed proxies will be voted by the individuals named on the proxy card in accordance with the shareholder’s instructions.  Where properly executed proxies are returned to us with no specific instruction as how to vote at the annual meeting, the persons named in the proxy will vote the shares FOR the election of each of our director nominees, FOR advisory approval of the compensation of our named executive officers as disclosed in this Proxy Statement, FOR holding an advisory vote on executive compensation every year and FOR the ratification of the appointment of the independent registered public accounting firm.  If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on these matters in accordance with their best judgment.  We do not currently expect that any other matters will be properly presented for action at the annual meeting.

You may receive more than one proxy card depending on how your shares are held.  For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children.  In this case, you will receive three separate proxy cards to vote.

What if My Shares Are Held in Street Name?

If you are the beneficial owner of shares held in street name by a broker, bank or other nominee, the nominee, as the record holder of the shares, is required to vote the shares in accordance with your instructions.  If your common stock is held in street name, you will receive instructions from the nominee that you must follow in order to have your shares voted.  The nominee may allow you to deliver your voting instructions via the telephone or the Internet.  Please see the instruction form that accompanies this Proxy Statement.  If you do not give instructions to the nominee, the nominee may nevertheless vote the shares with respect to discretionary items, but will not be permitted to vote your shares with respect to non-discretionary items, pursuant to current industry practice.  In the case of non-discretionary items, shares not voted are treated as “broker non-votes.”  The proposal to elect directors and the advisory votes on executive compensation and the frequency of future votes on executive compensation are considered non-discretionary items; therefore, you must provide instructions to your broker in order to have your shares voted on these proposals.

If your shares are held in street name, you must register in advance to participate in the virtual annual meeting.  To register to participate in the annual meeting, you must submit proof of your proxy power (legal proxy) reflecting your Provident holdings along with your name and email address to Computershare.  Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on November 22, 2023.  Requests for registration by email may be made by forwarding the email from the nominee who holds yours shares, or attaching an image of your legal proxy and emailing it to legalproxy@computershare.com.  Requests for registration by mail should be sent to Computershare, Provident Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001.  You will receive a confirmation of your registration by email after Computershare receives your registration materials.

How Will My Shares of Common Stock Held in the Employee Stock Ownership Plan Be Voted?

We maintain an employee stock ownership plan (“ESOP”) for the benefit of our employees.  Each ESOP participant may instruct the ESOP trustee how to vote the shares of Provident common stock allocated to his or her account under the ESOP by completing the proxy card, which represents a voting instruction to the trustees.  If an ESOP participant properly executes the proxy card, the ESOP trustee will vote the participant’s shares in accordance with the participant’s instructions.  Unallocated shares of Provident common stock held by the ESOP and allocated shares for which no voting instructions are received will be voted by the trustee in the same proportion as shares for which the trustee has received voting instructions.

How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted.  The presence at the meeting, virtually or by proxy, of at least a majority of the shares of Provident common stock entitled to vote at the annual meeting as of the record date will constitute a quorum.  Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a Quorum Is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders present virtually or represented by proxy may adjourn the meeting until a quorum is present.  The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless the meeting is adjourned for 30 days or more.  An adjournment will have no effect on the business that may be conducted at the meeting.

Vote Required to Approve Proposal 1: Election of Directors

Directors are elected by a plurality of the votes cast at the annual meeting by holders of Provident common stock.  Accordingly, the three nominees for election as directors who receive the highest number of votes actually cast will be elected.  Pursuant to our Certificate of Incorporation, shareholders are not permitted to cumulate their votes for the election of directors.  Votes may be cast for or withheld from each nominee.  Votes that are withheld and broker non-votes will have no effect on the outcome of the election because the three nominees receiving the greatest number of votes will be elected.  Our Board of Directors unanimously recommends that you vote FOR the election of each of its director nominees.

Vote Required to Approve Proposal 2: Advisory Approval of Executive Compensation

The advisory (non-binding) vote to approve the compensation of our named executive officers requires the affirmative vote of the majority of the votes cast at the annual meeting by holders of Provident common stock.  Abstentions and broker non-votes do not constitute votes cast and therefore will have no effect on the approval of the proposal.  Our Board of Directors unanimously recommends that you vote FOR the adoption of an advisory resolution to approve the compensation of our named executive officers as disclosed in this Proxy Statement.

Vote Required to Approve Proposal 3: Advisory Vote on the Frequency of Future Shareholder Votes on Executive Compensation

The advisory (non-binding) vote regarding the frequency of shareholder votes on executive compensation has three alternatives.  Shareholders may vote that shareholder votes on executive compensation be held every year, every two years or every three years, or shareholders may abstain from voting.  The alternative receiving the greatest number of votes – every year, every two years or every three years – will be the frequency that shareholders approve.  Abstentions and broker non-votes will have no effect on the outcome of the advisory vote because the alternative receiving the greatest number of votes will be the frequency that shareholders approve.  Our Board of Directors unanimously recommends that you vote FOR the adoption of an advisory resolution that shareholders should consider an advisory resolution on executive compensation every year.

Vote Required to Approve Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm

Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the annual meeting by holders of Provident common stock.  Abstentions and broker non-votes do not constitute votes cast and therefore will have no effect on the approval of the proposal.  Our Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as Provident’s independent registered public accounting firm for the fiscal year ending June 30, 2024.

May I Revoke My Proxy?

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date;

•	notifying the Secretary of Provident in writing before the annual meeting that you have revoked your proxy; or

•	voting at the annual meeting.

If you plan to attend the virtual annual meeting and vote during the meeting, instructions for voting will be provided.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 12, 2023, the voting record date, information regarding share ownership of:

•	those persons or entities (or groups of affiliated persons or entities) known by management to beneficially own more than five percent of Provident’s common stock;

•	each director and director nominee of Provident;

•	each executive officer of Provident or Provident Savings Bank named in the Summary Compensation Table appearing under “Executive Compensation” below (known as “named executive officers”); and

•	all current directors and executive officers of Provident and Provident Savings Bank as a group.

Persons and groups who beneficially own in excess of five percent of Provident’s common stock are required to file with the Securities and Exchange Commission (“SEC”) reports disclosing their ownership pursuant to the Securities Exchange Act of 1934.  To our knowledge, no other person or entity, other than those set forth below, beneficially owned more than five percent of the outstanding shares of Provident’s common stock as of the close of business on the voting record date.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  In accordance with Rule 13d-3 of the Securities Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if he or she has voting and/or investment power with respect to those shares.  Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.  In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are currently exercisable or exercisable within 60 days after the voting record date are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership.  These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Name	Number of Shares Beneficially Owned (1)	Percent of Shares Outstanding (%)

Beneficial Owners of More Than 5%
Provident Savings Bank, F.S.B. Employee Stock Ownership Plan Trust (2)	693,597	9.92
Dimensional Fund Advisors LP	534,062 (3)	7.64
M3 Funds, LLC	705,102 (4)	10.09
Raffles Associates, L.P.	381,349 (5)	5.46

Directors
Bruce W. Bennett	94,096 (6)	1.34
Judy A. Carpenter	39,200	*
Debbi H. Guthrie	66,913	*
Kathy M. Michalak	1,000	*
Roy H. Taylor	96,904	1.38
William E. Thomas	140,741 (7)	2.00

Director Nominees
Brian N. Hawley	--	*
Matthew E. Webb	--	*

Named Executive Officers
Craig G. Blunden**	280,733	3.99
Donavon P. Ternes	257,202 (8)	3.66
David S. Weiant	43,995	*

All Executive Officers and Directors as a Group (13 persons)	1,103,178	15.10
___________

*	Less than one percent of shares outstanding.
**	Mr. Blunden is also a director of Provident.
(1)
Shares held in accounts under the ESOP, as to which the holders have voting power but not investment power, are included as follows: Mr. Blunden, 34,329 shares; Mr. Ternes, 16,880 shares; Mr. Weiant, 12,570 shares; and all executive officers as a group, 72,336 shares. The amounts shown also include the following number of shares which the indicated individuals have the right to acquire within 60 days of the close of business on the voting record date through the exercise of stock options granted pursuant to our stock option plans:  Mr. Bennett, Ms. Guthrie, Mr. Taylor and Mr. Thomas, 35,000 shares each; Ms. Carpenter, 34,000 shares; Mr. Blunden, 43,000 shares; Mr. Ternes, 40,000 shares; Mr. Weiant, 17,500 shares; and all executive officers and directors as a group, 314,500 shares.

(2)	The address of the ESOP is 3756 Central Avenue, Riverside, California 92506.
(3)
Based solely on a Schedule 13G/A dated February 14, 2023, reporting sole voting power over 522,853 shares and sole dispositive power over 534,062 shares. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, Texas 78746.

(4)
Based solely on a Schedule 13G/A dated February 10, 2023, reporting that M3 Funds, LLC, M3 Partners, LP, M3F, Inc., Jason A. Stock and William C. Waller have shared voting and dispositive power over the shares reported. The address of M3 Funds, LLC is 2070 E. 2100 S, Suite 250, Salt Lake City, Utah 84109.

(5)
Based solely on a Schedule 13G dated February 12, 2023, reporting sole voting and dispositive power over the shares reported. The address of Raffles Associates, L.P. is 5 Penn Plaza, 19th Floor, New York, New York 10001.

(6)	Includes 1,980 shares owned by Mr. Bennett’s spouse.
(7)	Includes 10,571 shares owned by the William E. Thomas, Inc. Profit Sharing Plan.
(8)	Includes 47,500 shares owned by Mr. Ternes’ spouse.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven members and is divided into three classes.  Approximately one-third of the directors are elected annually to serve for a three-year period or until their respective successors are elected and qualified.  Roy H. Taylor will retire effective as of the annual meeting and Brian N. Hawley has been nominated to fill the vacancy created by Mr. Taylor’s retirement.  Mr. Hawley was recommended for appointment by non-management directors.  Bruce W. Bennett has notified the Board of his intention to retire early, effective as of the annual meeting, and Matthew E. Webb has been nominated to fill the vacancy created by Mr. Bennett’s retirement.  Mr. Webb was recommended for appointment by non-management directors.  The Nominating Committee has nominated Craig G. Blunden and Brian Hawley for election to three-year terms, and Matthew E. Webb for election to a two-year term.

The table below sets forth information regarding each director of Provident and each nominee for director.  The Nominating Committee of the Board of Directors selects nominees for election as directors.  Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected.  If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee.  If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.  At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

The Board of Directors recommends a vote FOR the election of Craig G. Blunden and Brian N. Hawley, each for a term of three years, and Matthew E. Webb for a term of two years.

	Age as of	Year First Elected	Term to
Name	June 30, 2023	Director (1)	Expire

BOARD NOMINEES

Craig G. Blunden	75	1975	2026 (2)
Brian N. Hawley	55	--	2026 (2)
Matthew E. Webb	64	--	2025 (2)

DIRECTORS CONTINUING IN OFFICE

Judy A. Carpenter	66	2012	2024
William E. Thomas	74	1997	2024
Debbi H. Guthrie	72	1994	2025
Kathy M. Michalak	68	2021	2025
______________
(1)	For years prior to 1996, includes prior service on the Board of Directors of Provident Savings Bank.
(2)	Assuming election or reelection.

Set forth below is the principal occupation of each nominee for director and each director continuing in office, as well as a brief description of the qualifications, attributes, skills and areas of expertise of each nominee or director that makes the director uniquely qualified to serve on Provident’s Board of Directors.   All nominees and directors have held their present positions for at least five years unless otherwise indicated.

Craig G. Blunden has been associated with Provident Savings Bank since 1974, currently serving as Chairman and Chief Executive Officer of the Bank and Provident, positions he has held since 1991 and 1996, respectively.  Effective as of January 1, 2024, Mr. Blunden will no longer serve as Chief Executive Officer, becoming non-executive Chairman.  He served as President of the Bank from 1991 until June 2011 and as President of Provident from its formation in 1996 until June 2011.  Mr. Blunden also serves on the Board of Directors of the Western Bankers Association.  Mr. Blunden has gained invaluable banking expertise in all areas of banking from his years of service in the financial services industry.

Brian N. Hawley is the founder and Chief Executive Officer of Luminex Software, Inc.  Founded in Riverside, California in 1994, Luminex develops unique data storage products to tackle the complex challenges of storing, archiving, distributing, and protecting data for many of the Fortune 500, including major financial and securities institutions around the world.  Mr. Hawley graduated from the University of California – Riverside with a Bachelors and Masters of Science in Computer Science.  He is an active member of the Riverside community, having served as the Chairman of the University of California – Riverside Foundation, President of the Monday Morning Group, Chairman of the Greater Riverside Chambers of Commerce, and President of the Riverside Fox Theater Foundation.  Currently, he is the Chairman of the Riverside ExCITE Technology Incubator, is the Treasurer for the Science Technology Education Partnership, and remains active in many of the community organizations he has led.  During his leadership and service to these, and other organizations, Mr. Hawley has served on numerous governance committees and boards while acquiring a deep understanding of the community.  As a successful serial entrepreneur and business owner, he has a broad range of business experience.  Mr. Hawley brings a unique knowledge of the evolving challenges and solutions facing information technology and infrastructure, particularly in the financial and securities industries.

Matthew E. Webb has been the President and Chief Executive Officer and a director of Albert A. Webb Associates since 1999.  Albert A. Webb Associates provides multi-discipline consulting expertise to a wide array of clients including cities, water and special districts, counties, regional agencies, and commercial/industrial and residential developers.  Mr. Webb graduated from Stanford University with a Bachelors and Masters of Science in Civil Engineering.  He holds triple registrations and/or licenses in civil engineering, traffic engineering, and land surveying in the state of California.  He is also a registered civil engineer in Arizona, Nevada, Colorado, and Hawaii.  Mr. Webb is an active member of the Riverside community.  He currently serves as a director of the Monday Morning Group and serves on several boards, including Riverside Community Hospital Board, the Greater Riverside Chambers of Commerce Board, and the Riverside Unified School District Foundation Board.  He formerly served as Chairman of the Inland Empire American Heart Association and is a former member of both the County of Riverside and City of Riverside General Plan Advisory Committees.  Mr. Webb remains active in many of the community organizations he has led. During his leadership and service to these and other organizations, Mr. Webb has served on numerous governance committees and boards while acquiring a deep understanding of the community.  As an advocate for the Inland Empire, Mr. Webb spends much of his time representing the citizens of our region on a variety of issues related to transportation, the environment, planning and civil engineering before local, state, and national representatives.  He brings a unique knowledge of the evolving challenges and solutions facing the ongoing growth and development of the Inland Empire.

Judy A. Carpenter is the head of medical network operations for Akido Labs and oversees all operations for Akido’s clinical enterprise.  Prior to May 2023 she was a healthcare consultant.  She also served as the President and Chief Operating Officer for Riverside Medical Clinic, the largest physician-owned medical group in the Inland Empire, from 1999 to 2022.  Ms. Carpenter is a graduate of California State Polytechnic University-Pomona in Business Administration with a major in Accounting, and is a Certified Public Accountant (inactive).  Ms. Carpenter has over 40 years of healthcare industry experience, beginning with her career in public accounting and with Riverside Medical Clinic.  Active in the community, she is a member of the Monday Morning Group and the Greater Riverside Chambers of Commerce.  In addition, she is Past Chairman for the Greater Riverside Chambers of Commerce.  She currently serves on the boards for the Janet Goeske Foundation, Riverside University Health Foundation and Parkview Legacy Foundation.  Ms. Carpenter currently serves on our Audit Committee and Nominating and Corporate Governance Committee.  Ms. Carpenter is uniquely qualified to serve on our Board of Directors with extensive business knowledge, financial expertise and unparalleled familiarity with our local markets and communities.

William E. Thomas is the Executive Vice President and General Counsel of The KPC Group (and its affiliates), which own and/or manage a diversified portfolio of hospitals, medical groups and healthcare management companies in Southern California.  Prior to joining The KPC Group in 1998, Mr. Thomas was the founding and managing partner of a private law firm in Riverside, California.  He currently serves as Chairman of our Long Range Planning Committee and Nominating and Corporate Governance Committee, and serves on our Personnel/Compensation Committee.  As a practicing attorney, Mr. Thomas has advised boards of directors on corporate governance, mergers and acquisitions and regulatory matters, providing the Board with a unique understanding of a broad range of legal and regulatory responsibilities.

Debbi H. Guthrie currently manages all accounting and property management for her family’s real estate holdings and developments in Arizona, California, Idaho and Utah.  She retired in late 2016 from her position as Executive Vice President and Chief Communications Officer of Raincross Hospitality Corporation, a company contracted by the City of Riverside to manage and operate the Riverside Convention Center, Riverside Convention & Visitors Bureau and the Riverside Sports Commission.  Prior to her position there, she was the President/Chief Financial Officer and Responsible Managing Officer of Roy O. Huffman Roof Company with which she was associated from 1971 until she sold the company in 2004.  Ms. Guthrie continues to be actively involved in leadership positions in multiple community organizations in Inland Southern California.  Ms. Guthrie serves on our Audit Committee and Nominating and Corporate Governance Committee.  As an effective community leader, successful business owner and highly efficient manager, she has a broad range of experience that has resulted in her unique knowledge of the financial needs of businesses and homeowners in the markets and communities we serve.

Kathy M. Michalak served as Executive Director of Habitat for Humanity Riverside, a non-profit that builds and repairs homes for those in need, from April 2014 until her retirement on July 1, 2022.  From June 2010 to April 2014, she was the Construction Supervisor for Habitat for Humanity Riverside.  Prior to that, she worked for 35 years in the newspaper industry, holding positions in circulation, sales and marketing.  Ms. Michalak is a member of the Board of Directors of Riverside Philharmonic and a member of the Board of Directors and Vice Chair of Marketing and Membership of the Greater Riverside Chambers of Commerce.  She is also a member of the Grants Committee of the Community Foundation of Riverside and San Bernardino Counties and a member of Soroptimist International of Riverside, and previously served as the Commissioner of the Community Action Partnership of Riverside County.  Ms. Michalak serves on our Audit Committee and Nominating and Corporate Governance Committee.  Ms. Michalak brings a unique perspective to Provident’s Board of Directors based on her knowledge of affordable housing in Provident’s market area, as well as her proven leadership skills and extensive community involvement.

Board Diversity

As part of its director nominee evaluation process, the Board considers diverse viewpoints, backgrounds and experiences, as well as gender, age, race and ethnicity, as important in the selection of directors to enhance the Board’s diversity.  The table below presents a summary of the Board’s diversity statistics, as required by Nasdaq.  Each of the categories listed in the table below has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (As of October 12, 2023)
Total Number of Directors	7
Part I: Gender Identity	Female	Male	Non-binary	Did Not Disclose Gender
Directors	3	4	--	--
Part II: Demographic Background
Hispanic or Latinx	--	1	--	--
White	3	3	--	--
Two or More Races or Ethnicities	--	1	--	--
LGBTQ+	1
Did Not Disclose Demographic Background	1
Directors with Disabilities	1

BOARD OF DIRECTORS’ MEETINGS, BOARD COMMITTEES
AND CORPORATE GOVERNANCE MATTERS

Board of Directors

The Boards of Directors of Provident and Provident Savings Bank conduct their business through board and committee meetings.  During the fiscal year ended June 30, 2023, the Provident Board of Directors held 11 meetings and the Bank Board of Directors held 11 meetings.  No director attended fewer than 82% of the total meetings of the boards and committees on which that person served during this period.

Committees and Committee Charters

Provident’s Board of Directors has a standing Nominating and Corporate Governance Committee.  The Boards of Directors of Provident and Provident Savings Bank have a joint Audit Committee and Personnel/Compensation Committee.  All of these committees have adopted written charters, copies of which are available on our website at www.myprovident.com.

Audit Committee.  The Audit Committee, which currently consists of Directors Carpenter (Chair), Guthrie and Michalak, is responsible for reviewing the adequacy of our system of internal accounting controls, approving the services provided by our independent registered public accounting firm and meeting with the firm to discuss the results of the annual audit and any related matters.  The Audit Committee has a charter which specifies its obligations and the Committee believes it has fulfilled its responsibilities under the charter.  Each member of the Audit Committee is “independent,” in accordance with the requirements for companies listed on Nasdaq.  The Audit Committee members do not have any relationship with us that may interfere with the exercise of their independence from management and Provident.  None of the Audit Committee members are current officers or employees of Provident or its affiliates. Ms. Carpenter meets the definition of “audit committee financial expert,” as defined by the SEC.  The Audit Committee met four times during the fiscal year ended June 30, 2023.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee, which currently consists of Directors Thomas (Chairman), Bennett, Carpenter, Guthrie, Michalak and Taylor, selects the nominees for election as directors.  The Committee also assists the Board in identifying individuals to become Board members and in developing and implementing corporation governance policies.  Each member of the Committee is “independent,” in accordance with the requirements for companies listed on Nasdaq.  The Nominating and Corporate Governance Committee met once during the fiscal year ended June 30, 2023.

Only those nominations made by the Nominating and Corporate Governance Committee or properly presented by shareholders will be voted upon at the annual meeting of shareholders.  In its deliberations for selecting candidates for nominees as director, the Committee considers the candidate’s knowledge of the banking business; involvement in local community, business and civic affairs; record of accomplishment in his or her chosen field; depth and breadth of experience at an executive, policy-making level; personal and professional ethics, integrity and values; absence of real and perceived conflicts of interest; ability and willingness to devote sufficient time to become knowledgeable about Provident and to effectively carry out the duties and responsibilities of service; ability to attend all or almost all Board meetings in person; ability to develop a good working relationship with other Board members; ability to contribute to the Board’s working relationship with senior management; and whether the candidate would provide for adequate representation of Provident Savings Bank’s market area.  Any nominee for director made by the Committee must be highly qualified with regard to some or all of these attributes.  Finally, viewpoint, skill, education, values, race, gender, national origin and culture are considered to provide for diversity on our Board of Directors.  These diversity factors are considered when the Nominating and Corporate Governance Committee and Board are seeking to fill a vacancy or new seat on the Board.

In searching for qualified director candidates to fill vacancies on the Board, the Committee solicits its current Board of Directors for names of potentially qualified candidates.  Additionally, the Committee may request that members of the Board of Directors pursue their own business contacts for the names of potentially qualified candidates.  The Committee would then consider the potential pool of director candidates, select the candidate the Committee believes best meets the then-current needs of the Board, and conduct a thorough investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as a director of Provident.  Although the Committee’s charter does not specifically provide for the consideration of shareholder nominees for directors, the Committee will consider director candidates recommended by our shareholders in accordance with Provident’s Certificate of Incorporation.  Because the Certificate of Incorporation provides a process for shareholder nominations, the Committee does not feel it is necessary to provide for shareholder nominations of directors in a charter.  If a shareholder submits a proposed nominee, the Committee will consider the proposed nominee, along with any other proposed nominees recommended by members of our Board of Directors, in the same manner in which the Committee will evaluate its nominees for director.  For a description of the proper procedure for shareholder nominations, see “Shareholder Proposals” in this Proxy Statement.

Personnel/Compensation Committee.  The Personnel/Compensation Committee, currently consisting of Directors Taylor (Chairman), Bennett and Thomas, is responsible for establishing and implementing all compensation policies of Provident, Provident Savings Bank and its subsidiaries and may delegate lower level policies and procedures to the Human Resource Department. The Committee is also responsible for evaluating the performance of the Chief Executive Officer of the Bank and approving an appropriate compensation level.  The Chief Executive Officer evaluates the performance of all senior officers of the Bank and recommends to the Committee individual compensation levels for approval by the Committee.  The Committee met four times during the fiscal year ended June 30, 2023.

Leadership Structure

Currently, the positions of Chairman of the Board and Chief Executive Officer are held by the same person.   The Board has determined that it is in the best interests of Provident not to have a policy regarding the separation of these roles, allowing the Board greater flexibility to establish a leadership structure that fits the needs of Provident at any particular point in time.  The current structure makes the best use of the Chief Executive Officer’s extensive knowledge of our industry and of Provident, recognizes that he is best situated to lead discussions on important matters affecting the business of Provident and creates a firm link between the Board and management fostering effective communication.  Effective as of January 1, 2024, Craig G. Blunden will transition from serving as Chief Executive Officer and will become non-executive Chairman.  The future structure, subsequent to Mr. Blunden’s transition, will benefit Provident for the same reasons cited above while ensuring continuity of leadership and a smooth transition and hand-off to the new chief executive officer.  Also, we recognize that Mr. Blunden will not be considered an independent director and will therefore continue to appoint a lead independent director.  Director Taylor currently serves as the lead independent director and after his retirement at the annual meeting, the Board of Directors will select a replacement from the slate of independent directors.  The lead director serves as liaison between independent directors and the full Board in discussing issues from the executive sessions of independent directors, ensuring the flow of information and working in unison with the non-executive Chairman and the Chief Executive Officer.  He is charged with leading the Board’s independent directors to engagement and consensus, making sure that independent consensus is heard and implemented regarding substantive business matters or governance issues.

In addition to having a lead independent director, the Board of Directors and the Audit and Personnel/ Compensation committees routinely meet in executive session without management.  Executive sessions are held after each regularly scheduled meeting.  Executive sessions of the Board are led by the lead independent director and executive  sessions of committees are led by the committee chair.

Board Involvement in Risk Management Process

We believe that effective risk management is of primary importance to the success of Provident.  We have a comprehensive risk management process that monitors, evaluates and manages the risks we assume in conducting our activities.  Our Board’s oversight of the risk management process is conducted through:

•	the responsibilities of the Board’s standing committees;

•	Board-approved policies and procedures that limit the risk exposure of certain business activities;

•	periodic reports from management to ensure compliance with and evaluate the effectiveness of risk limits and controls;

•	employees who oversee day-to-day risk management duties, including the internal audit personnel who report directly to the Audit Committee, and Compliance Officer;

•	selecting, evaluating, and retaining competent senior management; and

•	approval of long and short-term business objectives and goals contained in the Board approved business plan.

Directors keep themselves informed of the activities and condition of Provident and of the risk environment in which it operates by regularly attending Board and assigned Committee meetings, and by review of meeting materials, auditor’s findings and recommendations, and regulatory communications.  Directors stay abreast of general industry trends and statutory and regulatory developments by periodic briefings by senior management, counsel, auditors or other consultants, and by more formal director education.

Corporate Governance

We are committed to establishing and maintaining high standards of corporate governance.  The Board of Directors is cognizant of its responsibility to comply with the provisions contained in the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC adopted thereunder, and the rules of Nasdaq with respect to corporate governance.  The Board and its committees will continue to evaluate and improve our corporate governance principles and policies as necessary and as required.

Governance Highlights.  Highlights of Provident’s corporate governance include the following:

•	Lead independent director and executive sessions of the Board and committees;
•	Shareholder engagement;
•	Stock ownership policy and retention guidelines
•	Restriction on hedging and pledging; and
•	Clawback of incentive payments.

Director Independence.  Our common stock is listed on the Nasdaq Global Select Market.  In accordance with Nasdaq requirements, at least a majority of our directors must be independent directors.  The Board has determined that six of our seven directors are independent, as defined by Nasdaq.  Directors Bennett, Carpenter, Guthrie, Michalak, Taylor and Thomas are all independent.  Only Craig Blunden, who is our Chairman and Chief Executive Officer, is not independent.  Former Director Barr was independent.

Code of Ethics.  On June 30, 1995, the Board of Directors initially adopted and approved a Code of Ethics.  Subsequently, the Code of Ethics has been reviewed and approved by the Board of Directors each year, with the Board most recently having reviewed and approved the Code of Ethics on June 22, 2023.  The Code is applicable to our employees, as well as the Board of Directors, Chief Executive Officer, Chief Financial Officer, Controller and senior management, and requires individuals to maintain the highest standards of professional conduct.  A copy of the Code of Ethics is available on our website at www.myprovident.com.

Shareholder Communication with the Board of Directors.  The Board of Directors maintains a process for shareholders to communicate with the Board.  Shareholders wishing to communicate with the Board of Directors may do so by mailing a letter marked “Confidential” to the Board of Directors, Provident Financial Holdings, Inc., 3756 Central Avenue, Riverside, California 92506.  Any communication must state the number of shares beneficially owned by the shareholder initiating the communication.

Annual Meeting Attendance by Directors.  We do not have a policy regarding Board member attendance at the annual meetings of shareholders.  All members of the Board of Directors attended the 2022 annual meeting of shareholders.

Certain Relationships and Related Transactions.  During the year ended June 30, 2023, neither Provident nor Provident Savings Bank participated in any transactions, or proposed transactions, in which the amount involved exceeded $120,000 and in which any related person had a direct or indirect material interest.

Shareholder Engagement.  Management and the Board of Directors believe that effective corporate governance should include communication with shareholders and responsiveness to shareholder concerns.  In June 2023, we began our fourth shareholder engagement program, sending a corporate governance questionnaire to our largest shareholders representing approximately 47% of Provident's outstanding shares at the time.  We did not receive any responses from the shareholders contacted.  We asked the following questions:

•	Is there any information in our public filings we do not provide that would be helpful for your assessment of our company?

•	Do you have any concerns with Provident's alignment of company performance with executive pay?

•	Do you have any concerns with the calculation of severance payments for executive officers in connection with a change in control?

•	If there are concerns in response to Bullet Points 2 or 3, are there specific recommendations, strategies, or practices you would like to see considered?

•	Do our corporate governance practices meet your expectations?

•	Is our Board structure appropriate?

•	We believe we have implemented solid internal control and audit functions within the company. Do you have any concerns with our audit practices?

•
Do you have any other suggestions as it pertains to corporate governance or other practices that would be helpful to management or the Board?  Your comments, suggestions and feedback will be shared with the Board of Directors.

From time to time, management may meet with shareholders at investor conferences, our administrative offices or field shareholder telephone calls and emails.  Corporate governance matters are sometimes discussed.  After these interactions, the Chairman and Chief Executive Officer apprises the Board of Directors of the substance of these meetings to keep them informed of shareholder concerns.  Directors are also open to direct communication with shareholders and we refer you to the protocol outlined in the Shareholder Communication with the Board of Directors section of this Proxy Statement.

During the past fiscal year, we had a few shareholders inquire about the proposed 2022 Equity Incentive Plan which was approved by shareholders at the 2022 annual meeting of shareholders.  We pointed out that the most recent prior plan was approved in 2013 and that the remaining available shares from all currently approved plans would not meet our needs for employee recruitment and retention purposes.  We also pointed out that we have been judicious with plan awards and use awards as a long-term incentive to align employee and shareholder interests.  The shareholders we spoke with were supportive of the new plan and our practices.

During another meeting with one of our largest shareholders, when discussing executive compensation, we specifically inquired if they were uncomfortable with the Section 280G Internal Revenue Code definition of base salary contained in the employment agreement of the Chief Executive Officer and related to a change in control payment.  The shareholder did not express any objections to our practices on this matter.  Additionally, the existing employment agreement containing the clause will be rescinded on January 1, 2024 and new employment agreements will not contain the Section 280G definition of base salary as it relates to a change in control payment.

In a few other meetings, shareholders wanted to understand our approach to the much-discussed environmental, social and governance initiatives, commonly referred to as ESG.  We described that we have a long history of complying with regulatory requirements and we would do so for any ESG rules and regulations that may be adopted by any of our regulators.  We also explained that we are defined as a smaller reporting company under many Securities and Exchange Commission regulations and would fulfill any ESG regulatory requirements as a smaller reporting company which may include less rigorous regulatory criteria for compliance in contrast to non-smaller reporting companies.  The shareholders did not express any concerns with our approach.

We have also been asked about our views regarding mergers and acquisitions and have responded that the members of the Board of Directors take their fiduciary duties seriously.  The Board has established a long-range planning committee to consider such matters and at least annually hosts presentations from investment banking professionals describing the current and future operating environment which includes segments on mergers and acquisitions, fundamental drivers of creating shareholder value, the California banking landscape, and an assessment of the Provident franchise, among other topics.  The Board of Directors is open to all discussions that will enhance franchise and shareholder value. We were strongly encouraged to consider such matters earnestly and we intend to do so.

In the past we have been asked about the average age and tenure of directors.  We described our belief that continuity of leadership is an important factor to implement long term strategies and that long term institutional knowledge, including during poor economic conditions such as recessions, provides experience when dealing with challenging banking conditions and adverse economic cycles.  We also recognize that refreshing leadership is important and would point out that this year we have nominated two new independent candidates with outstanding qualifications to replace two retiring directors and two years ago shareholders elected a new independent director with outstanding qualifications in preparation for an impending retirement.

Hedging and Pledging Policy.  Provident prohibits its directors and senior officers from purchasing financial instruments, or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Provident’s equity securities.  Provident also prohibits its directors and senior financial officers from holding Provident securities in a margin account or pledging Provident securities as collateral for a loan.

Stock Ownership Policy and Retention Guidelines

In 2021, we adopted stock ownership guidelines for our directors and senior officers to encourage them to build their ownership position in our common stock over time.  The guidelines are framed in terms of stock value as a percentage of the base cash retainer or base salary.

Position	Stock Value as a Percentage of the Base Cash Retainer or Base Salary
Director	300%
Chief Executive Officer	300%
President	200%
Senior Officer	100%

For incumbent directors and senior officers, the closing price of Provident’s stock on June 30, 2021 and the person’s ownership position on that date will be used for the purposes of determining compliance with the stock ownership guidelines and to begin the five-year timeline to achieve compliance.  As of June 30, 2023, all directors and senior officers were in compliance with the stock ownership guidelines.  For new directors and senior officers, the date appointed to the Board of Directors, the employment date, or the promotion date will be used to establish the stock ownership threshold and begin the five-year timeline to achieve compliance with the stock ownership guidelines.

Under the stock ownership guidelines, once a director or senior officer attains his or her individual ownership level, he or she will remain in compliance with these guidelines despite future changes in the stock price, base cash retainer, or base salary, as long as his or her holdings do not decline below the recommended number of shares at the time the stock ownership guidelines were met.  Shares counted toward the guidelines include those held by the executive directly or through a broker, shares held in the Employee Stock Ownership Plan, in-the-money unexercised exercisable stock options, and unvested restricted stock.

We have adopted stock retention guidelines for our directors and senior officers.  Each director or executive is required to retain 50% of the net shares (after payment of the applicable exercise price (if any), fees, and taxes) acquired upon the exercise of stock options or vesting of restricted stock.  The director or executive is required to hold such shares until the date that he or she satisfies our stock ownership guidelines; shares may not be sold if they would cause the director or executive officer to not meet the stock retention guidelines.  Exceptions may apply for donations of stock to charities, educational institutions or family foundations and for sales or divisions of property in the case of divorce, disability or death.  Waivers may be granted in exceptional circumstances.

DIRECTORS’ COMPENSATION

The following table shows the compensation paid to our directors for the fiscal year ended June 30, 2023, with the exception of Craig G. Blunden, who is our Chairman and Chief Executive Officer, and whose compensation is included in the section entitled “Executive Compensation.”  Directors did not receive non-equity incentive compensation or nonqualified deferred compensation earnings, nor do they have pensions; therefore, these columns have been omitted from the table below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Bruce W. Bennett	37,600	--	10,400	337	48,337
Judy A. Carpenter	37,900	--	10,400	--	48,300
Debbi H. Guthrie	37,600	--	10,400	9,506	57,506
Kathy M. Michalak	37,200	--	10,400	--	47,600
Roy H. Taylor	37,500	--	10,400	8,876	56,776
William E. Thomas	37,600	--	10,400	--	48,000
___________
(1)
Represents the aggregate grant date fair value of awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“FASB ASC Topic 718"). For a discussion of valuation assumptions, see Note 11 of the Notes to Consolidated Financial Statements in Provident’s Annual Report on Form 10-K for the year ended June 30, 2023.

(2)
Comprised of Provident’s cost for each director’s participation in certain group life, health and disability insurance, and medical reimbursement plans that are generally available to salaried employees and do not discriminate in scope, terms or operation.

Non-employee directors of Provident currently receive a monthly retainer of $3,000, a fee of $400 for each committee meeting attended and a fee of $1,000 for each special board meeting attended.  The committee chairman receives a fee of $500 per committee meeting attended.  In addition, directors are covered under the Bank’s policies for medical, dental and vision care.  Dependent coverage is available at the directors’ own expense.  Following retirement from the Board of Directors, Director Taylor will continue to receive this coverage as he was grandfathered into prior benefit practices.  Remaining directors are ineligible for coverage subsequent to retirement.  No separate fees are paid for service on Provident Savings Bank’s Board of Directors.  Employee directors receive no separate compensation for their services.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Personnel/Compensation Committee.  The Personnel/Compensation Committee of the Provident and Provident Savings Bank Boards of Directors is responsible for establishing and implementing all compensation policies of Provident, Provident Savings Bank and its subsidiaries.  The Committee is also responsible for evaluating the performance of the Chief Executive Officer and approving an appropriate compensation level.  The Chief Executive Officer evaluates the performance of all senior officers and recommends to the Committee individual compensation levels for approval by the Committee.

Objectives and Overview of the Compensation Program.  The Personnel/Compensation Committee believes that a compensation program for executive officers should take into account management skills, long-term performance results and shareholder returns.  The principles underlying our compensation policies are:

•	to attract and retain key executives who are highly qualified and are vital to the long-term success of Provident and its subsidiaries;

•	to provide levels of compensation competitive with those offered throughout the banking industry;

•	to align the interests of executives with shareholders by having a significant portion of total compensation based on meeting defined performance measures;

•	to motivate executives to enhance long-term shareholder value by helping them build their own ownership in Provident; and

•	to integrate the compensation program with the Bank’s long-term strategic planning and management process.

The Committee considers a variety of subjective and objective factors in determining the compensation package for individual executives including: (1) the performance of Provident and Provident Savings Bank on a consolidated basis with emphasis on annual performance factors and long-term objectives; (2) the responsibilities assigned to each executive; and (3) the performance of each executive of assigned responsibilities as measured by the progress of Provident and Provident Savings Bank during the year.

Compensation Consultant.  The Personnel/Compensation Committee has the authority to retain compensation advisers.  Although the Committee has not retained a compensation consultant in recent years, it engaged a firm to assist it with matters related to the adoption of the 2022 Equity Incentive Plan.  The Committee asked the firm to review the draft plan and description of the plan included in this Proxy Statement, and provide relevant market data and analysis to help evaluate the draft plan within the context of industry practices.  The firm was retained by, and reported directly to, the Personnel/Compensation Committee, and provides no other services to Provident.  Prior to engaging the firm, the Committee assessed its independence as required by Nasdaq rules and concluded that the firm is independent.  The Committee reviewed and considered information provided to it by the firm and based on its review and such factors as it deemed relevant, the Committee concluded that the information it received is objective and did not raise any conflicts of interest.

Compensation Program Elements.  The Personnel/Compensation Committee focuses primarily on the following three components in forming the total compensation package for our executive officers:

•	base salary;
•	annual incentive compensation; and
•	long-term equity-based compensation.

The current compensation program involves a combination of salary, at-risk incentives to reward short-term performance, and stock option and restricted stock awards to reward long-term performance.  The Personnel/Compensation Committee monitors the allocation of compensation between long-term and currently paid items on an ongoing basis, with the goal of ensuring that the allocation is competitive in the banking industry.

Base Salary.  Base salary is intended to reward the executive’s ongoing performance and is based on the executive’s level of responsibility, individual ability, experience, and past and potential performance.  The salary levels of our executive officers are designed to be competitive with those of executives at similarly-sized banking institutions in our geographic area which have similar operations and performance.  Individual annual performance is reviewed by the Personnel/Compensation Committee or the Chief Executive Officer, as appropriate, to determine annual salary adjustments.  An executive may receive a material increase in salary upon taking on materially larger duties and responsibilities.  Compensation information is obtained by reviewing proxy statements and various compensation surveys including the S&P Global Market Intelligence Compensation data, the American Bankers Association Compensation Survey Report, the Western Bankers Association Survey and the Employers Group Survey, among others.  From these sources, the Personnel/Compensation Committee and the Chief Executive Officer create a compensation framework and set executive officer compensation based on the range of base salaries and bonuses paid, and equity awards granted, by peer companies.

Annual Incentive Compensation.  Incentive compensation is intended to reward short-term performance goals, keeping compensation aligned with goals that typically improve shareholder returns.  The annual incentive plan is based on Provident’s annual performance compared to the business plan and individual performance requirements.  Each year, management prepares and the Board of Directors approves a one-year and three-year business plan, which establish strategic goals and objectives for Provident and each division of Provident.  Each executive is responsible for his or her specific goals and the objectives outlined in the business plan, which is monitored through the use of individual action plans.  Executives are graded each year on their successful completion of the action plans.

The annual incentive plan is designed to provide for a baseline bonus up to 50% of salary for the Chief Executive Officer, up to 50% of salary for the Chief Financial Officer, up to 25% of salary for senior officers, up to 12% of salary for certain managers (other than department managers) and up to 8% of salary for certain department managers.  Actual bonuses may exceed the baseline if Provident performs better than the business plan and/or the individual employee performs better than the individual performance requirements.  The business plan outlines a number of performance goals such as net income, return on assets, return on equity, efficiency ratio and diluted earnings per share, among others.  Individual performance requirements are project related and consistent with the duties and responsibilities of the particular employee.  The Personnel/Compensation Committee may use its discretion to modify a particular award or an individual’s performance requirements, although it has not typically done so.

For the year ended June 30, 2023, the named executive officers had the following performance goals:

	Threshold	Target	Maximum	Fiscal 2023 Actual

Net income	$8,234,000	$10,292,000	$15,438,000	$8,592,000

Return on average assets	0.66%	0.82%	1.23%	0.68%

Return on average equity	6.35%	7.93%	11.90%	6.58%

Efficiency ratio	70.92%	66.26%	56.90%	68.85%

Diluted earnings per share	$1.14	$1.43	$2.14	$1.19

Under the annual incentive plan, bonuses are calculated as a percentage of base salary.  For the fiscal year ended June 30, 2023, participation levels for the named executive officers expressed as a percentage of base salary at July 1, 2022 at each performance level were as follows:

	Threshold (%)	Target (%)	Maximum (%)

Craig G. Blunden	20.0	50.0	93.8
Donavon P. Ternes	20.0	50.0	93.8
David S. Weiant	10.0	25.0	46.9

We adopted a clawback policy which reserves the right of the Board to modify any incentive compensation agreement before the final bonus amount is determined.  Additionally, we may seek to recover incentive compensation paid if any of the following are discovered: (1) unreasonable risk-taking by the employee, (2) risk-taking by the employee not specifically approved by the Chief Executive Officer or the Board, (c) actions or omissions by the employee in conflict with our policies and procedures, or (d) in the event our financial statements are subject to restatement due to misconduct, to the extent permitted by governing law.

Equity-based Compensation.  Equity-based compensation is intended to attract and retain qualified personnel and nonemployee directors, to provide these persons with a proprietary interest in Provident as an incentive to contribute to our success and to reward personnel for outstanding performance.  Equity-based compensation functions as a long-term incentive because awards are generally made with a multiple-year vesting schedule.  Awards are made either in the form of stock options or restricted stock.

The equity-based plans are administered and interpreted by the Personnel/Compensation Committee of the Provident Savings Bank Board of Directors.  Under the plans, the Committee determines which officers and key employees will receive awards, the number of shares subject to each option or shares of restricted stock awarded, and the vesting of the awards.  The per share exercise price of an option will equal at least 100% of the fair market value of a share of common stock on the date the option is granted.  Awards are made at the discretion of the Committee and approved by the Board of Directors.  In addition, newly hired employees may receive awards at the time of their employment.  In determining whether to make option or restricted stock awards, the Personnel/Compensation Committee may take into account historical awards and then-current competitive conditions.

Personnel/Compensation Committee Report

The Personnel/Compensation Committee of the Boards of Directors of Provident and Provident Savings Bank has submitted the following report for inclusion in this Proxy Statement:

We have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management.  Based on the Committee’s review of and the discussion with management with respect to the Compensation Discussion and Analysis, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report is provided by the following directors, who constitute the Personnel/Compensation Committee:

Personnel/Compensation Committee:            Roy H. Taylor, Chairman
Bruce W. Bennett
William E. Thomas

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

Compensation Policies and Risk

The Personnel/Compensation Committee strives to develop compensation policies and practices that discourage excessive risk-taking, that focus our executives and employees on creating long-term sustainable value for our shareholders, and that provide appropriate levels of realized compensation over time.  The Personnel/Compensation Committee believes that our compensation policies and practices should provide a blend of cash and equity, and short-term and longer-term incentives.  In addition, the Personnel/Compensation Committee, with the assistance of the Chief Executive Officer, establishes goals and objectives that require a combination of individual, business unit and company-wide performance measures consistent with effective controls and sound risk management.  The Personnel/Compensation Committee reports periodically to the Board of Directors, seeks Board approval of certain significant compensation policies and practices, and monitors changing market conditions that may influence the competitive landscape for attracting and retaining qualified executive management.

Summary Compensation Table

The following table shows information regarding compensation earned by our named executive officers, who are: (1) Craig G. Blunden, our principal executive officer; and (2) Donavon P. Ternes and David S. Weiant, our two next most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)	Non-equity Incentive Plan Compensa- tion ($)	Change in Pension Value and Non- qualified Deferred Compensa- tion Earnings ($)	All Other Compensa- tion ($)(2)(3)	Total ($)

Craig G. Blunden	2023	540,742	97,125	--	280,748	(4)	32,439	951,054
Chairman and Chief	2022	529,783	--	--	--	(4)	31,855	561,638
Executive Officer

Donavon P. Ternes	2023	388,653	97,125	--	201,939	(4)	34,796	722,513
President, Chief Operating	2022	373,782	--	--	--	(4)	33,725	407,507
Officer, Chief Financial
Officer and Secretary

David S. Weiant	2023	275,703	43,383	--	64,429	--	34,320	417,835
Senior Vice President -	2022	265,960	--	--	--	--	34,135	300,095
Chief Lending Officer
____________

(1)`
Represents the aggregate grant date fair value of awards, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 11 of the Notes to Consolidated Financial Statements in Provident’s Annual Report on Form 10-K for the year ended June 30, 2023.

(2)	Please see the table below for more information on the other compensation paid to our named executive officers in the year ended June 30, 2023.
(3)
Provident Savings Bank may provide certain non-cash perquisites and personal benefits to the named executive officers that do not exceed $10,000 in the aggregate for any individual that are not included.

(4)
The value of Mr. Blunden’s and Mr. Ternes’ post retirement compensation agreement decreased by $440,415 and $687,771, respectively, in fiscal 2023 and by $129,047 and $25,268, respectively, in fiscal 2022.

All Other Compensation.  The following table sets forth details of “All Other Compensation,” as presented above in the Summary Compensation Table.

Name	401(k) Matching Contribution ($)	ESOP Contribution ($)	Personal Use of Company Car/ Car Allowance ($)	Tax Preparation ($)

Craig G. Blunden	8,979	19,148	3,512	800
Donavon P. Ternes	9,648	19,148	6,000	--
David S. Weiant	8,286	17,034	9,000	--

Employment Agreement.  Provident Savings Bank entered into an employment agreement with Mr. Blunden in December 2005 that was extended for one year on July 28, 2022.  The agreement has a term of three years and may be renewed by the Board for an additional year each year unless the Bank or Mr. Blunden has given written notice of their intention not to extend the term of the agreement at least 90 days prior to the anniversary date.  Mr. Blunden’s current base salary under the agreement is $552,000 and is subject to annual review and approval by the Board.  Mr. Blunden may also receive performance-based or discretionary bonuses, as authorized by the Board.  Under the agreement, Mr. Blunden is eligible to participate in all benefit programs to the same extent as employees of the Bank as well as any program made available to senior executives of the Bank, including the use of an employer-provided automobile.  The agreement also provides for the reimbursement of expenses incurred by Mr. Blunden in the course of his employment. The agreement provides that compensation may be paid in the event of disability, death, involuntary termination or a change in control, as described below under “Potential Payments Upon Termination.”

Provident and Provident Savings Bank intend to enter into a Transition Agreement with Mr. Blunden in connection with his transition from serving as Chief Executive Officer to becoming non-executive Chairman of the Board of Directors of both Provident and Provident Savings Bank, effective January 1, 2024.  As of January 1, 2024, Mr. Blunden’s employment agreement with respect to his employment as Chief Executive Officer will terminate and he will be entitled to no further payments under that agreement.  For his services as non-executive Chairman of Provident, Mr. Blunden will receive a $3,700 monthly retainer.  He will not be compensated for performing services as non-executive Chairman of the Bank, but will be compensated for his committee member services.

During the transition agreement term, Mr. Blunden will be reimbursed for reasonable and customary expenses incurred in connection with serving as non-executive Chairman, including monthly club dues, the business portion of his monthly club expenses, approved business travel to conferences and approved industry memberships.  During the term he also will be eligible to participate in any benefit, fringe benefit, and equity compensation plan available to directors generally, but will be personally responsible for paying his and his family’s medical, dental, life, tax preparation fees and costs.  He also will have use of an automobile and office space, each as appropriate considering his position as non-executive Chairman.   In addition, the Bank will transfer to Mr. Blunden Provident’s membership interest in a country club, which has an estimated value of $5,000.

Severance Agreements.  We extended the existing change in control severance agreements with Mr. Ternes and Mr. Weiant effective as of March 1, 2023.  The agreements have a term of one year, which may be extended for an additional year on the anniversary of the effective date of the agreement by the Board of Directors.  The agreements provide for compensation in the event of an involuntary termination, other than for cause, within 12 months following a change in control of Provident or Provident Savings Bank, as described under “Potential Payments Upon Termination.”

Clawback Provision.  Mr. Blunden’s employment agreement and the severance agreements with Mr. Ternes and Mr. Weiant provide for the clawback of incentive payments, as described above under “Compensation Discussion and Analysis – Compensation Program Elements – Annual Incentive Compensation.”

Grants of Plan-Based Awards

The following table shows information regarding grants of plan-based awards made to our named executive officers for the fiscal year ended June 30, 2023.

Name	Estimated Possible Payouts Under the Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
	Threshold ($)	Target ($)	Maximum ($)

Craig G. Blunden	108,240	270,600	507,375	7,500	--	--	97,125
Donavon P. Ternes	77,856	194,640	364,950	7,500	--	--	97,125
David S. Weiant	27,600	69,000	129,375	3,350	--	--	43,383
____________

(1)	Amounts represent the possible payouts under our annual incentive plan.
(2)	Reflects award of restricted stock on August 12, 2022 under the Provident 2013 Equity Incentive Plan, 50% of which vest on August 12, 2024 and August 12, 2026, respectively.
(3)	No option awards were granted for the fiscal year ended June 30, 2023.

Outstanding Equity Awards

The following information with respect to outstanding equity awards as of June 30, 2023 is presented for the named executive officers.

		Option Awards (1)				Stock Awards (1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expir- ation Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)

Craig G. Blunden	09/30/14	43,000	--	14.59	09/30/24	--	--
	08/12/22	--	--	--	--	7,500	95,625

Donavon P. Ternes	09/30/14	40,000	--	14.59	09/30/24	--	--
	08/12/22	--	--	--	--	7,500	95,625

David S. Weiant	09/30/14	17,500	--	14.59	09/30/24	--	--
	08/12/22	--	--	--	--	3,350	42,713

____________
(1)	Awards have a cliff vesting schedule of four years, with 50% vesting two years from the grant date and 50% vesting four years from the grant date.
(2)	Based on the closing market price of $12.75 per share of Provident’s common stock on June 30, 2023.

Options Exercised and Stock Vested

The following table shows the value realized upon exercise of stock options and vesting of stock awards for our named executive officers in the fiscal year ended June 30, 2023.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)

Craig G. Blunden	--	--	15,000	178,050
Donavon P. Ternes	--	--	15,000	178,050
David S. Weiant	--	--	6,750	80,123

Pension Benefits

The following information is presented with respect to the nature and value of pension benefits for the named executive officers at June 30, 2023.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Craig G. Blunden	Post-Retirement Compensation Agreement	(1)	2,702,373	--
Donavon P. Ternes	Post-Retirement Compensation Agreement	(1)	3,001,288	--
David S. Weiant	--	--	--	--
____________
(1)
Number of years of credited service is not relevant. Benefit is calculated based on whether the executive has reached age 62 at the time of retirement, or how many months remain until his 62nd birthday.

Provident Savings Bank has entered into post-retirement compensation agreements with Messrs. Blunden and Ternes.  The agreements provide that if the executive terminates employment with the Bank after attaining age 62, the Bank will provide the executive with a monthly benefit for life equal to 50% of his final average monthly salary.  The agreement also provides for early retirement benefits and payments in the event of the executive’s death or disability.  These payments are described below under “Potential Payments Upon Termination.”

Potential Payments Upon Termination

We have entered into agreements with the named executive officers that provide for potential payments upon disability, termination, retirement and death.  In addition, our equity plans also provide for potential payments upon termination.  The following table shows, as of June 30, 2023, the value of potential payments and benefits following a termination of employment under a variety of scenarios.

	Death ($)	Disability ($)	Involuntary Termination ($)	Change in Control ($)	Early Retirement ($)	Normal Retirement ($)

Craig G. Blunden
Employment Agreement (1)	--	214,063	1,093,830	2,355,418	--	214,063
Post-Retirement Compensation Agreement (2)	22,788	22,788	22,788	22,788	--	22,788
Equity Plans (3)	95,625	95,625	--	95,625	--	--

Donavon P. Ternes
Severance Agreement (1)	--	--	1,260,951	1,260,951	--	--
Post-Retirement Compensation Agreement (2)	16,027	16,027	16,027	16,027	--	16,027
Equity Plans (3)	95,625	95,625	--	95,625	--	--

David S. Weiant
Severance Agreement (1)	--	--	726,731	726,731	--	--
Equity Plans (3)	42,713	42,713	--	42,713	--	--
___________

(1)
Includes cash severance and the estimated value of continued insurance benefits. Does not reflect the impact of any deferrals in the payment of the cash severance to preserve the deductibility of such severance under Section 162(m) of the Internal Revenue Code, with interest equal to 8% per annum to be paid on the amounts deferred as described below. The payments and benefits to Mr. Blunden in the event of a change in control will be reduced by the minimum amount necessary so that they do not trigger the 20% excise tax imposed by Sections 280G and 4999 of the Internal Revenue Code. Any required reduction is not reflected in the above table.  If the timing of the change in control permitted tax planning to be done, we believe that the amount of any cutbacks that may be triggered in the future could be reduced or even eliminated.

(2)	Represents the monthly benefit to the executive or his spouse for life. The lifetime benefits will be discounted to present value and paid in a lump sum.
(3)	Represents the value of unvested restricted stock awards held by the executive based on the June 30, 2023 closing price of $12.75 per share.

Employment Agreement.  Mr. Blunden’s employment agreement provides for potential payments in the event of his disability, death or termination.  If Mr. Blunden becomes entitled to benefits under the terms of the then-current disability plan, if any, of Provident Savings Bank or becomes otherwise unable to fulfill his duties under his employment agreement, he shall be entitled to receive such group and other disability benefits as are then provided by the Bank for executive employees.  In the event of his disability, the employment agreement will not be suspended, except that payments of salary and bonus will be discontinued for as long as Mr. Blunden is disabled.

In the event of Mr. Blunden’s death or disability while employed under the employment agreement and prior to any termination of employment, the Bank shall pay to him or his estate, or such person as he may have previously designated, the salary which was not previously paid to him and which he would have earned if he had continued to be employed under the agreement through the last day of the calendar month in which he died or become disabled, together with the benefits provided under the employment agreement through that date.

In the event of Mr. Blunden’s death or disability, or in the event of his normal retirement, the Bank shall continue to provide the following benefits to him or his estate, as applicable: (1) the Bank shall continue in force, without cost to Mr. Blunden, those life and accidental death and dismemberment insurance coverages being provided by the Bank to Mr. Blunden and his spouse and his eligible dependents as of the date of such termination; (2) the Bank shall continue to provide to Mr. Blunden and his eligible dependents medical insurance coverage equivalent in benefits, duration and terms to that provided to him and such persons as of the date of such termination; and (3) the Bank shall continue to reimburse Mr. Blunden for the expenses outlined in Section 4(c) of his employment agreement, which includes club dues.

The employment agreement also provides for benefits in the event of Mr. Blunden’s involuntary termination.  If Mr. Blunden’s employment is terminated for any reason other than cause, death, permanent disability, retirement or change in control, or Mr. Blunden terminates his own employment because of a material diminution of or interference with his duties, responsibilities or benefits, he is entitled to payment and benefits.  Specifically, the Bank must make a lump sum payment equal to the discounted present value of the aggregate future base salary payments Mr. Blunden would have received over the then remaining term of the agreement.

If Mr. Blunden’s employment is terminated within 12 months following a change in control of Provident, or he terminates his own employment within 12 months following a change in control for any of the reasons listed in the previous paragraph, the Bank must pay him a lump sum equal to 299% of his base amount (as defined in Section 280G of the Internal Revenue Code) and must provide during the remaining term of the employment agreement substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of Mr. Blunden and his dependents and beneficiaries who would have been eligible for such benefits if he had not suffered involuntary termination.  However, if the value of the lump sum and benefits described in the preceding sentence exceeds the amount that could be paid without violating Section 280G (pertaining to golden parachute payments), taking into account other payments due Mr. Blunden in connection with a change in control and other amounts counted against the Section 280G limit, then the value of such lump sum and benefits may be reduced so that Section 280G is not violated.

Mr. Blunden’s employment agreement provides that if Mr. Blunden’s aggregate compensation from the Bank exceeds the maximum amount of compensation deductible by the Bank in any calendar year under Section 162(m) of the Internal Revenue Code (the “maximum allowable amount”), then any such amount in excess of the maximum allowable amount will be deferred with interest on the deferred amount at 8% annually to a calendar year such that the amount to be paid to Mr. Blunden in that year does not exceed the maximum allowable amount.  Deferred amounts, including interest, will be paid at the earliest time permissible.

Severance Agreements.  We extended the existing change in control severance agreements with Mr. Ternes and Mr. Weiant effective as of March 1, 2023.  The agreements have a term of one year, which may be extended for an additional year on the anniversary of the effective date of the agreement by the Board of Directors.  If the employment of the executive is involuntarily terminated, other than for cause, within 12 months following a change in control of Provident or Provident Savings Bank, or the executive terminates his or her own employment within 12 months following a change in control because of any demotion, loss of title, office or significant authority, reduction in the executive’s annual compensation or benefits, or relocation of the executive’s principal place of employment more than 35 miles from the pre-change in control location, the executive would be entitled to payment and benefits. The agreements provide that the Bank must pay a lump sum payment equal to two times the executive’s then current base salary and a lump sum payment equal to two times the largest annual bonus paid to the executive during the two years prior to termination of employment. The Bank or its successor also would be obligated to continue the executive’s life, medical, dental and disability coverage for a two-year period following termination of employment.

Post-Retirement Compensation Agreement. Provident Savings Bank entered into a post-retirement compensation agreement with Mr. Blunden, which was amended on December 15, 2005, and a post-retirement compensation agreement with Mr. Ternes as of July 7, 2009.  The agreements provide that if Mr. Blunden and Mr. Ternes terminate employment with the Bank after having attained age 62 (which both have attained), or on account of death, disability or involuntary termination, the Bank will pay the executive a lump sum amount equal in value to a stream of payments, payable over the executive’s life, the annual amount of which is 50% of the executive’s final average monthly salary (reduced in the case of disability by amounts received by the executive from any long-term disability policies maintained by the Bank).  For purposes of the agreements, “final average monthly salary” is defined as the average of the executive’s highest paid 36 months of employment with the Bank determined by reference to the average gross amount of his basic monthly salary (before tax withholding and other payroll deductions), excluding bonus or incentive awards, director fees, if any, and accelerated payments of future salary.  The value of this lump sum benefit is calculated using National Association of Insurance Commissioners standard mortality tables as of such date, and a discount rate equal to the lesser of the then-current prime rate or the Freddie Mac Enterprise 11th District COFI Replacement Index – Consumer Products (Single-Family).

Equity Plans.  Our 2006 Equity Incentive Plan and 2010 Equity Incentive Plan provide for accelerated vesting of awards in the event of a change in control.  If a change in control occurs prior to the vesting of an award, the vesting date will be accelerated to the effective date of the change in control.  The 2013 Equity Incentive Plan and the 2022 Equity Incentive Plan provide for accelerated vesting of awards in the event of a change in control and involuntary termination of the award recipient within 12 months of the change in control.  The 2006 Equity Incentive Plan, the 2010 Equity Incentive Plan, the 2013 Equity Incentive Plan and the 2022 Equity Incentive Plan also provide that if an award recipient’s employment terminates due to death or disability prior to the vesting of an award, the vesting date will be accelerated to the date of termination of service.

Pay Versus Performance

In August 2022 pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), the SEC adopted Item 402(v) of Regulation S-K, requiring information about the relationship between executive compensation actually paid to our named executive officers and Provident’s financial performance.

Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(1)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return ($)(3)	Net Income ($)

2023	951,054	905,454	570,174	537,129	79.56	8,592,000

2022	561,638	533,738	353,801	333,573	88.86	9,093,000
____________
(1)	The principal executive officer (“PEO”) for 2023 and 2022 is Craig G. Blunden. The non-PEO named executive officers (non-PEO NEOs) for 2023 and 2022 are Donavon P. Ternes and David S. Weiant.
(2)
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by Provident’s NEOs. These amounts reflect the Summary Compensation Table totals with certain adjustments, as follows:

	2023		2022
Name	PEO ($)	Average of Non- PEO NEOs ($)	PEO ($)	Average of Non- PEO NEOs ($)

Summary Compensation Table total	951,054	570,174	561,638	353,801
Decrease for amounts reported under the Stock Awards column in the Summary Compensation Table	(97,125)	(70,254)	--	--
Increase for fair value at year-end of awards granted during year that remain unvested as of year-end	87,825	63,527	--	--
Decrease for change in fair value from prior period year-end to vesting date of award granted in prior years that vested during the year	(36,300)	(26,318)	--	--
Decrease for change in fair value at year-end of awards granted in prior years that remain unvested as of year-end	--	--	(27,900)	(20,228)
Compensation Actually Paid	905,454	537,129	533,738	333,573
__________
(3)	Total Shareholder Return assumes $100 invested on June 30, 2021, with all dividends reinvested.

The following charts illustrate the relationship between the compensation actually paid to our named executive officers, calculated in accordance with Item 402(v) of Regulation S-K, and Provident’s total shareholder returns on a cumulative basis, assuming an investment of $100 on June 30, 2021 and all dividends reinvested, and net income over the two most recently completed fiscal years.

Compensation Actually Paid to Total Shareholder Return
$1,000,000
$900,000
$800,000
$700,000
$600,000
$500,000
$400,000
$300,000
$200,000
$100,000
$-
$100.00
$95.00
$90.00
$85.00
$80.00
$75.00
$70.00
$65.00
$60.00
$55.00
$50.00
$88.86
$905,454
$79.56
$533,738
$537,129
$333,573
FY2022
FY2023
Value of Initial $100 Investment Based on Total Shareholder Return
Compensation Actually Paid to PEO
Average Compensation Actually Paid to non-PEO Named Executive Officers

Compensation Actually Paid to Net Income
$1,000,000
$900,000
$800,000
$700,000
$600,000
$500,000
$400,000
$300,000
$200,000
$100,000
$-
$10,000,000
$9,500,000
$9,000,000
$8,500,000
$8,000,000
$7,500,000
$7,000,000
$6,500,000
$6,000,000
$5,500,000
$5,000,000
$9,093,000
$905,454
$8,592,000
$533,738
$537,129
$333,573
FY2022
FY2023
Net Income
Average Compensation Actually Paid to non-PEO Named Executive Officers
Compensation Actually Paid to PEO

Compensation Committee Interlocks and Insider Participation

The members of the Personnel/Compensation Committee are Directors Taylor, Bennett and Thomas.  No members of the Committee were officers or employees of Provident or any of its subsidiaries during the year ended June 30, 2023, nor were they formerly Provident officers or had any relationships otherwise requiring disclosure.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), we are required to include in this Proxy Statement and present at the meeting a non-binding shareholder resolution to approve the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.  This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse the compensation of Provident’s executives as disclosed in this Proxy Statement.  The proposal will be presented at the annual meeting in the form of the following resolution:

RESOLVED, that the shareholders approve the compensation of Provident’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in Provident’s Proxy Statement for the 2023 annual meeting of shareholders.

This vote will not be binding on our Board of Directors or Personnel/Compensation Committee and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board.  It will also not affect any compensation paid or awarded to any executive.  The Personnel/Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The purpose of our compensation policies is to attract and retain key executives who are highly qualified and vital to our long-term success, while aligning the interests of executives with shareholders.  As discussed in the Compensation Discussion and Analysis, the Personnel/Compensation Committee of the Board of Directors believes that the executive compensation for 2023 is reasonable and appropriate and is justified by Provident’s performance in a highly competitive environment. In considering how to vote on this proposal, the Board requests that you consider the following factors:

•	The Bank must offer competitive compensation packages to attract and retain well-qualified executives who are critical to Provident’s long-term success.

•	The compensation program entails a balanced approach that considers the short-term and long-term interests of shareholders and safe and sound banking practices.

•	The compensation program does not encourage excessive and unnecessary risks that would threaten the value of Provident.

The Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

PROPOSAL 3 – ADVISORY VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, we were required to include in the proxy statement for the 2017 annual meeting of shareholders a non-binding shareholder vote to consider the timing of future shareholder votes on executive compensation.  Shareholders voted in favor of holding an annual vote on executive compensation and the Board of Directors determined to adopt an annual frequency.  The Dodd-Frank Act requires that shareholders be permitted to vote on the frequency of future votes on executive compensation at least once every six years.  Accordingly, we are including in this Proxy Statement and presenting at this year’s annual meeting a non-binding shareholder vote to consider the timing of future shareholder votes on executive compensation.  This proposal gives shareholders the opportunity to vote on whether a resolution to approve the compensation of our named executive officers should be presented to shareholders every one, two or three years, or to abstain from voting.

The Board of Directors believes that a resolution to approve the compensation of our named executive officers should be presented to shareholders every year because the Board is committed to strong corporate governance and an annual cycle provides for the greatest accountability to our shareholders.

This vote will not be binding on our Board of Directors or Personnel/Compensation Committee and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board.  It also will not affect when the shareholders will be asked to vote on executive compensation in future years.  The Committee and the Board may, however, take into account the outcome of the vote when considering when to present shareholders with a resolution to approve executive compensation.

The Board of Directors recommends that you vote FOR conducting an advisory vote on executive compensation every year.

AUDIT COMMITTEE MATTERS

Audit Committee Charter.  The Audit Committee operates pursuant to a charter approved by our Board of Directors.  The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and our audit process.  The charter sets out the responsibilities, authority and specific duties of the Audit Committee.  The charter specifies, among other things, the structure and membership requirements of the Audit Committee, as well as the relationship of the Audit Committee to the independent registered public accounting firm, the internal audit department and management.

Report of the Audit Committee.  The Audit Committee reports as follows with respect to Provident’s audited financial statements for the fiscal year ended June 30, 2023:

•	The Audit Committee has completed its review and discussion of the 2023 audited financial statements with management;

•
The Audit Committee has discussed with the independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed by PCAOB Auditing Standard 1301, Communications with Audit Committees;

•
The Audit Committee has received written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence; and

•	The Audit Committee has, based on its review and discussions with management of the 2023 audited financial statements and discussions with the independent registered public accounting firm,

recommended to the Board of Directors that Provident’s audited financial statements for the year ended June 30, 2023 be included in its Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Audit Committee:

Audit Committee:	Judy A. Carpenter, Chair
Debbi H. Guthrie
Kathy M. Michalak

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP served as our independent registered public accounting firm for the fiscal year ended June 30, 2023.  The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending June 30, 2024, subject to approval by shareholders.  A representative of Deloitte & Touche LLP will be present at the annual meeting to respond to shareholders’ questions and will have the opportunity to make a statement if he or she so desires.

The following table sets forth the aggregate fees paid to Deloitte & Touche LLP for professional services rendered for the fiscal years ended June 30, 2023 and 2022.

	Year Ended June 30,
	2023	2022

Audit Fees (1)	$739,257	$622,985
Tax Fees (2)	72,024	69,400
Audit Related Fees (3)	11,895	4,940
Total	$823,176	$697,325
___________
(1)	Includes fees paid for the annual audit, quarterly reviews of the consolidated financial statements, and the annual audit of internal controls over financial reporting.
(2)	Primarily consists of fees related to the preparation of Provident’s income tax returns.
(3)
Primarily consists of audit related fees such as the annual subscription fee for the Deloitte Accounting Research Tool and review and consent for the Form S-8 filing in fiscal 2023, among other immaterial fees.

The Audit Committee will establish general guidelines for the permissible scope and nature of any permitted non-audit services to be provided by the independent registered public accounting firm in connection with its annual review of its charter.  Pre-approval may be granted by action of the full Audit Committee or by delegated authority to one or more members of the Committee.  If this authority is delegated, all approved non-audit services will be presented to the Audit Committee at its next meeting.  In considering non-audit services, the Audit Committee or its delegate will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent registered public accounting firm and whether the service could compromise the independence of the independent registered public accounting firm.

The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm of Provident for the fiscal year ending June 30, 2024.

MISCELLANEOUS

The Board of Directors is not aware of any business to come before the annual meeting other than those matters described above in this Proxy Statement.  However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

We will bear the cost of solicitation of proxies.  We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our common stock.  In addition to solicitations by mail, our directors, officers and employees may solicit proxies personally or by telecopier or telephone without additional compensation.

Provident’s 2023 Annual Report to Shareholders, including financial statements, has been mailed to all shareholders of record as of the close of business on the voting record date.  Any shareholder who has not received a copy of the Annual Report may obtain a copy by writing to the Secretary of Provident.  The Annual Report is not to be treated as part of the proxy solicitation material or having been incorporated herein by reference.

A copy of Provident’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023, as filed with the SEC, will be furnished without charge to shareholders of record as of the close of business on the voting record date upon written request to Donavon P. Ternes, Secretary, Provident Financial Holdings, Inc., 3756 Central Avenue, Riverside, California 92506.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at next year’s annual meeting must be received by us no later than June 28, 2024 to be considered for inclusion in the proxy materials and form of proxy relating to the annual meeting.  Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act.

Our Certificate of Incorporation provides that in order for a shareholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, the shareholder must deliver notice of nominations and/or proposals to the Secretary not less than 30 nor more than 60 days prior to the date of the annual meeting; provided that if less than 31 days’ notice of the meeting is given to shareholders, the shareholder’s notice must be delivered not later than the close of the tenth day following the day on which notice of the meeting was mailed to shareholders.  As specified in the Certificate of Incorporation, the notice with respect to nominations for election of directors must set forth certain information regarding each nominee for election as a director, including that person’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected, and certain information regarding the shareholder giving the notice.  The notice with respect to business proposals to be brought before the annual meeting must state the shareholder’s name, address and number of shares of common stock held, and briefly discuss the business to be brought before the annual meeting, the reasons for conducting the business at the meeting and any interest of the shareholder in the proposal.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Donavon Ternes

DONAVON P. TERNES Secretary

Riverside, California
October 26, 2023

VOTE

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You may vote online or by phone instead of mailing this card.

Online
Go to www. investorvote.com/PROV or scan
the QR code - login details are located in
the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within
the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. [X] Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/prov

2023 Annual Meeting Proxy Card
IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2, 1 YEAR for Proposal 3, and FOR Proposal 4.

1. Election of Directors:
	For	Withhold		For	Withhold		For	Withhold
01 - Craig G. Blunden - 3-Year Term	[ ]	[ ]	02 - Brian N. Hawley - 3-Year Term	[ ]	[ ]	03 - Matthew E. Webb - 2-Year Term	[ ]	[ ]

	For	Against	Abstain		1 Year	2 Years	3 Years	Abstain
2. Advisory approval of the compensation of our named executive officers as disclosed in the Proxy Statement.	[ ]	[ ]	[ ]	3. Advisory vote on whether future advisory votes on executive compensation should be held every one, two or three years.	[ ]	[ ]	[ ]	[ ]

4. Ratification of the appointment of Deloitte & Touche, LLP as the independent registered public accounting firm for Provident Financial Holdings, Inc. for the fiscal year ending June 30, 2024.	[ ]	[ ]	[ ]

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on the enclosed card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

The 2023 Annual Meeting of Shareholders of Provident Financial Holdings, Inc. will be held on
Tuesday, November 28, 2023, at 11:00 A.M., Pacific Time, virtually via the internet at https://meetnow.global/MCCSGMD

To access the virtual meeting, you  must have the information that is printed in the shaded bar located on the reverse side of this form.

Annual Meeting Materials are available
at: http://www.edocumentview.com/PROV

Small steps make an impact Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/prov

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

REVOCABLE PROXY — PROVIDENT FINANCIAL HOLDINGS, INC.

2023 ANNUAL MEETING OF SHAREHOLDERS
November 28, 2023
11:00 a.m.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints the Board of Directors of Provident Financial Holdings, Inc. (“Provident”) with full powers of substitution to act as attorneys and proxies for the undersigned, to vote all shares of Provident common stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders, to be held on Tuesday, November 28, 2023, at 11:00 a.m., Pacific Time, and at any and all adjournments thereof, as follows:

The Board of Directors recommends a vote FOR Proposals 1, 2, and 4, and 1 YEAR for Proposal 3.

This proxy also provides voting instructions to the Trustees of the Provident Savings Bank, F.S.B. Employee Stock Ownership Plan for participants with shares allocated to their accounts.

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted FOR the election of the nominees listed in Proposal 1, FOR Proposal 2, 1 YEAR for Proposal 3, and FOR Proposal 4. If any other business is presented at such meeting, this proxy will be voted by the Board of Directors in its best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting. This proxy also confers discretionary authority on the Board of Directors to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the annual meeting.

Should the above-signed be present and elect to vote at the virtual annual meeting or at any adjournment thereof and after notification to the Secretary of Provident at the annual meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The above-signed acknowledges receipt from Provident prior to the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement dated October 26, 2023, and the 2023 Annual Report to Shareholders.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR
COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued, and to be marked, dated and signed, on the other side)

C Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

VOTE

Using a black ink pen, mark your votes with an X as shown in this example. [X] Please do not write outside the designated areas.

2023 Annual Meeting Proxy Card
IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A — Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2, 1 YEAR for Proposal 3, and FOR Proposal 4.

1. Election of Directors:
	For	Withhold		For	Withhold		For	Withhold
01 - Craig G. Blunden - 3-Year Term	[ ]	[ ]	02 - Brian N. Hawley - 3-Year Term	[ ]	[ ]	03 - Matthew E. Webb - 2-Year Term	[ ]	[ ]

	For	Against	Abstain		1 Year	2 Years	3 Years	Abstain
2. Advisory approval of the compensation of our named executive officers as disclosed in the Proxy Statement.	[ ]	[ ]	[ ]	3. Advisory vote on whether future advisory votes on executive compensation should be held every one, two or three years.	[ ]	[ ]	[ ]	[ ]

4. Ratification of the appointment of Deloitte & Touche, LLP as the independent registered public accounting firm for Provident Financial Holdings, Inc. for the fiscal year ending June 30, 2024.	[ ]	[ ]	[ ]

B — Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on the enclosed card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

Annual Meeting Materials are available
at: http://www.edocumentview.com/PROV

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

REVOCABLE PROXY — PROVIDENT FINANCIAL HOLDINGS, INC.

2023 ANNUAL MEETING OF SHAREHOLDERS
November 28, 2023
11:00 a.m.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints the Board of Directors of Provident Financial Holdings, Inc. ("Provident") with full powers of substitution to act as attorneys and proxies for the undersigned, to vote all shares of Provident common stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders, to be held on Tuesday, November 28, 2023, at 11:00 a.m., Pacific Time, and at any and all adjournments thereof, as follows:

The Board of Directors recommends a vote FOR Proposals 1, 2, and 4, and 1 YEAR for Proposal 3.

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted FOR the election of the nominees listed in Proposal 1, FOR Proposal 2, 1 YEAR for Proposal 3, and FOR Proposal 4. If any other business is presented at such meeting, this proxy will be voted by the Board of Directors in its best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting. This proxy also confers discretionary authority on the Board of Directors to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the annual meeting.

Should the above-signed be present and elect to vote at the virtual annual meeting or at any adjournment thereof and after notification to the Secretary of Provident at the annual meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The above-signed acknowledges receipt from Provident prior to the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement dated October 26, 2023, and the 2023 Annual Report to Shareholders.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR
COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY
IN THE ENCLOSED POSTAGE-PAID ENELOPE.
(Continued, and to be marked, dated and signed, on the other side)